Exhibit 99.1

* Company Letterhead*

Date:	January 7, 2005

Media Contact:	William H. Galligan	Phone:	816/983-1551

william.h.galligan@kcsr.com

KCS Announces Fourth Quarter, Year-End 2004
Financial Results Meeting, Conference Call

Kansas City, MO, January 7, 2005. Kansas City Southern (KCS) (NYSE:KSU) will report financial results for fourth quarter and year-end 2004 on Monday, January 31, 2005, before the opening of trading on the New York Stock Exchange.

KCS will also hold its fourth quarter and year-end 2004 earnings presentation on Monday, January 31, 2005, at 1:00 p.m., Eastern. The presentation will take place at 277 Park Avenue, 17th floor, New York, New York. Shareholders and other interested parties who are not able to attend the presentation in person are invited to listen to the presentation via telephone. To listen, please call (800) 955-1795 (U.S. and Canada) or (706) 643-0096 (International). The accompanying slides to the presentation will be available on the KCS website, www.kcsi.com, on January 31, immediately prior to the presentation.

A replay of the presentation will be available by calling (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International) and entering the conference I.D: 3295484. The replay will be available until February 7, 2005.

“Kansas City Southern (KCS) (NYSE: KSU) is a transportation holding company that has railroad investments in the United States, Mexico and Panama. Its primary domestic holdings include The Kansas City Southern Railway Company, founded in 1887, and The Texas Mexican Railway Company, founded in 1885. Headquartered in Kansas City, Missouri, KCS serves customers in the central and south central regions of the United States. KCS’ rail holdings and investments, including TFM, S.A. de C.V., are primary components of a NAFTA Railway system that links the commercial and industrial centers of the United States, Canada and Mexico.

Founded in 1962 as a diversified holding company under the name Kansas City Southern Industries, Inc., KCS in the 1990s focused its investments and attention in two primary lines of business, transportation and financial services. In July 2000, the financial services business unit, currently known as Janus Capital, was spun off to our shareholders. In May 2002, our stockholders approved a change in the corporation’s name to Kansas City Southern, reflecting our focus on railway transportation.”

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of the Company’s Form 10-K for the year ended December 31, 2003, filed by the Company with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments.